EXHIBIT 99.1

Nemaura Medical Scales-Up Pilot Expansion of proBEATTM;
56 Corporations in the USA signed up for pilots, in June 2023

LOUGHBOROUGH, June 27, 2023 (GLOBE NEWSWIRE) — Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura”), a medical technology company focused on non-invasive wearable sensors and personalized weight reduction programs, announces the next commercialization stage of its proBEAT™ sensor and AI-based feedback platform, augmenting the BEAT™diabetes program. The pilots are intended as a precursor to revenue generating contracts for proBEAT™ and will commence over the coming weeks and months, and the company is continuing it’s discussions with corporates and healthcare insurers in the USA to further increase the number of pilots that will run in calendar year 2023.

Dr. Faz Chowdhury, Nemaura’s Chief Executive Officer, stated, “The expansion of the BEATdiabetes program into employers and insurers in the U.S. represents significant progress towards bringing more innovative diabetes care solutions to our target markets. Importantly to Nemaura, this is a big step toward revenue generation with our proBEAT™ platform, and we aim to continue the momentum over the coming months and years. We spent a vast amount of time and resources optimizing and scaling our sensor manufacturing processes and it’s extremely fulfilling for the team to see their hard work come to fruition through these developments, bringing cost-effective solutions to the market.”

The BEAT™diabetes program specifically addresses the growing problem of diabetes and the serious complications associated with the condition, which include heart disease, stroke, blindness, kidney failure, amputation and certain types of cancer. The Centre for Disease Control (CDC) estimate that 37.3 million people have diabetes in the United States (11.3% of the US population). Diabetes is the most expensive chronic condition in the United States:

•	$1 out of every $4 in US health care costs is spent on caring for people with diabetes
•	$237 billion is spent each year on direct medical costs and another $90 billion on reduced productivity

There is increasing pressure on program providers to differentiate their programs and increase efficacy. Sensors that can provide feedback on health and wellness enhance both health outcomes and returns on investment for program providers and payers.

To the best of the company’s knowledge, Nemaura’s CGM device is the only non-invasive daily wear sensor presently available and currently approved for use as a Class IIb medical device in Europe  . Specifically designed for one day wear, the device removes the need for needle-based testing found in other CGM’s and blood glucose monitoring devices, reducing cost, and making it user-friendly. Pilot studies integrating glucose sensors as part of a general metabolic health and wellbeing program are already currently running in collaboration with the UK’s National Health Service with encouraging results to date. Nemaura is utilizing its sensor in the form of proBEAT™ whereby sensor data and numerous other inputs by the users on the BEAT™diabetes app is gathered, and AI is used to provide regular feedback and personalized programs for the user, either electronically or through assigned coaches, to provide a gradual and sustainable impact on behavioral change.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercialising non-invasive wearable diagnostic devices. The Company is currently also commercialising sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, as a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and prediabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the US FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence under a digital healthcare subscription service as part of its BEAT® diabetes program.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com and www.BEATdiabetes.Life

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura’s and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the Company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

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